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NORTHERN TRUST CORPORATION

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Northern Trust Corporation

Annual Meeting of Stockholders

April 19, 2011

Supplemental Information Regarding Item 2

Advisory Vote on Executive Compensation

Explanatory Note

Commencing on April 1, 2011, Northern Trust Corporation (the “Corporation”) sent the following communication to certain stockholders of the Corporation.

Purpose of the Outreach

At the 2011 annual meeting of stockholders, the Corporation’s stockholders will cast an advisory vote to approve the Corporation’s executive compensation program (also known as “Say on Pay”). Item 2 in the Corporation’s proxy materials includes the relevant information regarding this matter. In connection with the advisory vote, we are making every effort to assist our stockholders in understanding the advisory vote and to facilitate prompt voting.

Two proxy advisory firms have recently issued voting recommendations with respect to the Say on Pay proposal. While we are pleased to announce that Glass Lewis & Co., an independent proxy advisory firm, has recommended that its clients vote “FOR” the Say on Pay proposal, we also understand that another proxy advisory firm, ISS Proxy Advisory Services (“ISS”), has recommended that its clients vote “AGAINST” this proposal.

Your vote is important. Our board of directors has unanimously recommended that you vote “FOR” the Say on Pay proposal approving the Corporation’s executive compensation program. We urge you to vote “FOR” the proposal for the following reasons:

Pay for Performance Assessment

ISS’s analysis of our CEO’s compensation suggests a “pay for performance disconnect” and that compensation for the CEO is not “rigorously performance-based or aligned with shareholder’s interests.” We believe the Corporation’s executive compensation program and mix of cash and equity awards appropriately rewards our executives for achievement of both short-term and long-term financial and strategic results.

Equity-Based Incentive Pay

The Corporation’s compensation philosophy emphasizes incentive compensation with approximately 90% of the CEO’s total compensation targeted to be in the form of variable, incentive compensation. 65% of the CEO’s compensation is targeted to be long-term, equity-based incentive pay. This emphasis on long-term, equity-based incentive pay directly aligns the interests of the Corporation’s CEO with those of our stockholders, making such compensation performance-based. For example, while the price of the Corporation’s stock was affected by the global economic crisis, our CEO forfeited over 20% of the equity compensation granted to him over the past five years. In addition, a substantial portion of the CEO’s outstanding equity awards will only create value for the CEO if the Corporation continues to create stockholder value that is reflected through stock price increases.

Cash Incentives

The Corporation’s short-term cash incentive awards also are tied to performance, as the maximum award opportunity is limited to a specified percentage of the Corporation’s annual consolidated net income. Within that limitation, the Compensation and Benefits Committee grants short-term cash incentive awards based on a number of annual financial and operational achievements, including annual financial performance, growth in client assets, international growth, risk management and expense control, and non-financial individual achievements, including those related to leadership, diversity, management development, employee relations and communications. While the Committee considers the Corporation’s performance against its long-term strategic goals in making these awards, it recognizes that these goals are long-term and not annual targets and that the Corporation’s emphasis on long-term equity-based compensation rewards our executives for achievement of these long-term goals. Based on its evaluation of all these considerations, the Committee set the CEO’s 2010 award at less than half of the maximum funding opportunity and did not increase the amount from prior year.

Business Results

Despite the prolonged weakness in economic conditions, the Corporation’s conservative compensation philosophy, coupled with its sound balance sheet and prudent business model, have contributed to the Corporation’s strong strategic and financial position.

•	Client assets under custody grew by 12% in 2010 and have grown at a compound annual growth rate of 10% since 2000.
•	Client assets under management grew by 3% in 2010 and have grown at a compound annual growth rate of 7% since 2000.

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The Corporation continues to maintain its strong balance sheet, including a high quality securities portfolio and a high quality loan portfolio. Only 1.18% of our total loans and leases were classified as non-performing at December 31, 2010, which reflects the Corporation’s conservative underwriting standards.

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The Corporation continues to maintain its solid capital position. As of December 31, 2010, the Corporation had a tier 1 capital ratio of 13.6%, a total risk-based capital ratio of 15.6%, and a leverage ratio of 8.8%, each exceeding “well capitalized” levels under federal bank regulatory capital requirements of 6%, 10%, and 5%, respectively.

•	The Corporation continues to invest in its businesses, including by investing $518 million in technology in 2010.

Comparative Financial Performance

We understand that ISS’s recommendation is based in part on a comparison of the Corporation’s total shareholder return with that of a group of companies selected by ISS using the Global Industry Classification Standard (“GICS”) methodology. We believe that such methodology fails to provide an accurate comparison of the Corporation’s financial results. For example, this group of companies includes several companies that are engaged in entirely different and unrelated businesses, such as payday loans, credit cards, securities exchanges, brokerage/trading, pawnshops, and venture capital, and fails to include certain companies that are generally recognized as our competitors.

When compared with the largest U.S. banks and financial institutions, which the Corporation views as its main competitors, we believe the Corporation has exhibited a record of strong financial performance. The Corporation’s 5-year compound annual growth rates for Net Income and Diluted Earnings Per Share are 2.8% and 0.7%, respectively. In comparison, the average 5-year compound annual growth rates of Net Income and Diluted Earnings Per Share for the 20 largest banks in the U.S. (excluding the Corporation), as sourced from SNL Financial, are negative 1.8% and negative 9.2%, respectively.

The Corporation’s long-term stock price performance also compares very favorably with these companies. It has been the second best performing stock of the 20 largest U.S. banks for the 5-year period from December 30, 2005 through December 31, 2010. The compound annual growth rate for the Corporation’s stock is 1% as compared to a negative 13% for the KBW Bank Index (24 major U.S. banks). In addition, as other U.S. banking firms sought permission to restore dividend payments, the Corporation continued as one of two major U.S. banks not to cut its dividend during the economic crisis, maintaining our dividend to stockholders for the 114th consecutive year.

Prior Stockholder Approval

At the Corporation’s 2009 annual meeting of stockholders, stockholders overwhelmingly endorsed the Corporation’s executive compensation program, with approximately 94% of the votes cast in favor of the Corporation’s executive compensation program. Since that time, the Corporation has made no changes to its executive compensation program and has maintained its compensation philosophy, which is designed to attract, reward, and retain individuals who will contribute to the creation of stockholder value.

Your vote is important. Our board of directors unanimously recommends that you vote FOR the advisory vote approving our executive compensation program.